Exhibit 99.3
UNILIFE CORPORATION
ARBN 141 042 757
Appendix 4E — Preliminary Final Report
Year Ended 30 June 2011
Results for Announcement to the Market

UNILIFE CORPORATION HIGHLIGHTS
Results for Announcement to the Market

			Year Ended	Year Ended
			30 June 2011	30 June 2010
			(US$, in thousands)

Revenues from ordinary activities	Down	42% to	6,650	11,422
Profit (loss) from ordinary activities after tax attributable to members	Up	37% to	(40,682)	(29,748)
Net profit (loss) for the period attributable to members	Up	37% to	(40,682)	(29,748)

Dividends (distribution)	Amount per security	Franked amount per security
Final dividend	N/A	N/A
Interim dividend	N/A	N/A
Total	N/A	N/A
Record date for determining entitlements to the dividend		N/A
Results of Operations
Revenues decreased from US$11.4 million during the year ended 30 June 2010 to US$6.7 million during the year ended 30 June 2011. This decrease was primarily attributable to a decrease in revenues associated with the industrialization program for the Unifill syringe due to the nature and timing of milestones achieved during the years ended 30 June 2011 and 2010.
Net loss increased from US$29.7 million during the year ended 30 June 2010 to US$40.7 million during the year ended 30 June 2011. The increase in the net loss was attributable to the decline in revenues as well as an increase in payroll expense and depreciation and amortization expense. These amounts were partially offset by a decline in legal and consulting fees incurred during the Company’s redomiciliation to the United States.

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Unilife Corporation ARBN 141 042 757

Review of Activities
Completion of Corporate Headquarters and Production Facility in York, PA
In December 2010, Unilife relocated its operations into a new, 165,000 square foot state-of-the art manufacturing facility and global headquarters in York, PA. Designed by leading U.S. architects to meet the most stringent international pharmaceutical standards for primary drug containers and advanced drug delivery systems, construction of the facility was completed on-schedule and on-budget within approximately 12 months. The $32 million facility was funded through an investment of $10 million by Unilife, grants and low-interest loans from the Pennsylvania Government, and an $18 million mortgage with a local bank of which $10 million was underwritten by a loan guarantee from the U.S. Department of Agriculture.
The facility has the capacity to manufacture up to 400 million Unilife syringes a year, with a second stage already pre-approved that would add another 100,000 square feet of production space, and take the total production capacity of the site to around one billion units per year subject to commercial demand.
Features of the facility include eight Class 8 and three Class 7 clean rooms where environmental factors such as temperature, humidity, microbial and particulate matter are tightly controlled; an advanced Water-for-Injection (WFI) system that will meet established pharmaceutical standards of water purity required for the production of the Unifill ready-to-fill syringe; microbiology and quality inspection labs; a product development center; and a 20,000 square foot temperature controlled warehouse for efficient inventory management.
Unifill Ready-to-Fill (Prefilled) Syringe
Unilife commenced initial production of the Unifill® ready-to-fill (prefilled) syringe at its FDA-registered manufacturing facility in York, PA in March 2011. The Unifill syringe is the world’s first and only known prefilled syringe with safety features fully integrated within the glass barrel. It is designed for integration into the standard fill-finish systems of pharmaceutical companies currently used with equivalent standard (non-safety) prefilled syringes. Components with the fluid path of the primary drug container are USP-compatible to support customer and regulatory requirements for drug stability.
In July 2011, Unilife commenced the initial supply of the Unifill syringe to sanofi-aventis, as per the terms of the industrialization agreement between both parties. Since signing the Exclusive Agreement in July 2008, sanofi-aventis has paid Unilife a total of approximately $40 million, comprising a $16 million (euro 10 million) fee in exchange for the exclusive right to negotiate the purchase of the Unifill syringe, and to help fund the Industrialization Program for the device up to a maximum of $24 million (euro 17 million). Sanofi-aventis has secured exclusivity for the Unifill syringe within the full therapeutic classes of antithrombotic agents and vaccines, plus an additional four smaller sub-groups, until June 30, 2014.
Later in July 2011, Unilife commenced the initial sale of the Unifill syringe to a second customer, a U.S.-based global pharmaceutical company whose identity is subject to a confidentiality agreement. Unilife expects that additional pharmaceutical companies that it is in negotiations with will conduct drug compatibility and stability tests in combination with the Unifill syringe as per standard industry practices for drug-device combination products. The resulting data is then filed with regulatory agencies as a final step before approval.
Unitract 1mL Syringes
In September 2010, Unilife received 510(k) market clearance from the U.S. Food and Drug Administration (FDA) for the sale and marketing of an additional product variant within its Unitract® range of 1mL safety syringes, known as the Unitract Tuberculin (TB) syringe. In November 2010, Unilife commenced U.S. sales of its Unitract range of 1mL insulin and TB syringes. Unilife and Independent Medical Co-Op, Inc. (“IMCO”), one of the largest medical supply co-operatives in the U.S., entered into a preferred, non-exclusive marketing program at this time for the sale of Unitract 1mL syringes to U.S. healthcare facilities. Unilife has subsequently sold the Unitract 1ml syringes to a number of IMCO’s network member distributors across the U.S who primarily call on the physician and long-term care markets.
Development of a Diversified Portfolio of Advanced Drug Delivery Systems
Unilife has invested heavily in R&D to support the diversification of its portfolio of advanced drug delivery systems. Today, the company has developed a broad platform of primary drug containers and other device technologies that is designed to support the administration of injectable drugs and vaccines, including biologics, supplied in a liquid or dry drug form for reconstitution, across a wide range of therapeutic classes. Many of these technology platforms have been developed in direct response to the unmet requirements of pharmaceutical companies the company is in active discussions with. These technology platforms include:

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Unilife Corporation ARBN 141 042 757

Prefilled Syringes (Primary Drug Containers) with Integrated Safety Features: Unilife has developed a strong platform of ready-to-fill (prefilled) syringes with integrated safety features that are suitable for use with virtually all injectable drugs and vaccines that are targeted for use in a prefilled format. The platform includes a range of single and multiple chamber prefilled delivery systems that can serve as a primary drug container for liquid stable or lyophilized drugs requiring reconstitution. In addition to the Unifill syringe that is now in production and being supplied to pharmaceutical companies, Unilife has also developed a number of other technology variants within this product pipeline. This includes additional prefilled variants which, like the Unifill syringe, feature a staked (fixed) needle to support the delivery of injectable drugs indicated for subcutaneous or pediatric intramuscular injection. In addition, Unilife has proprietary Unifill technology for prefilled syringes supplied with a hub suitable for the attachment of interchangeable needles up to 1 1/2” in length.
Other Injectable drug delivery technology platforms: Unilife has also developed a number of additional technology platforms for the delivery of injectable drugs and vaccines. These include patient self-administration systems for viscous, large-volume drugs, and specialized devices for targeted organ delivery.
Staff Appointments
In April 2011, Unilife undertook a scheduled realignment of its operating infrastructure as it transitioned into an industrial manufacturer and supplier of the Unifill syringe and other advanced drug delivery systems to its pharmaceutical customers. In addition to the elimination of a number of redundant positions across various levels of the organization, Unilife strengthened and expanded its sales and marketing team to support the more rapid development of commercial relationships with a wider range of healthcare and pharmaceutical companies. Additional executives and senior management leaders to have been engaged by Unilife during the year include:
Dr. Ramin Mojdeh Ph.D MBA (Chief Operating Officer and Executive Vice President) has more than 25 years of business leadership experience across multiple industries, including 18 years in the design, development, manufacturing, sales and marketing of therapeutic and diagnostic medical devices for several multinational companies including Becton Dickinson (“BD”) Pharmaceutical Systems, GE Healthcare and Guidant. He was Vice President and General Manager of BD, North America between 2008 and 2010 and Worldwide Vice President of Research and Development, BD Medical between 2002 and 2008.
Christopher Naftzger, BA, JD, (Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer) has sixteen years of legal experience. Formerly with Chesapeake Corporation, as Assistant General Counsel and Assistant Secretary, he managed negotiations for multi-year / multi-product supply contracts with a number of leading pharmaceutical and healthcare companies. Mr. Naftzger provides the management team and Board of Directors of Unilife with counsel on all international, legal and government matters as well as corporate finance and SEC regulation.
Dr. Jack Kelley. PhD, MBA (VP, Strategic Marketing) has over 15 years of broad leadership experience across a number of businesses key to healthcare innovation and commercialization, including life science research, venture capital, investment banking, large cap medical device and pharmaceutical drug delivery. He has held senior leadership positions at Medtronic, JP Morgan and BD. Most recently, he served as the Worldwide Director, Strategic Marketing and Business Development at BD Pharmaceutical Systems, a leading supplier of conventional prefilled syringes.
Michael C. Ratigan, B.Sc (VP, Commercial Development) has 20 years of senior leadership with life science and medical device companies including BD, Stryker Orthopaedics and Merck & Co. Prior to joining Unilife, he served as the Commercial Development Director for Self-Administration of Injectable Systems (SAIS) at BD. Prior to this, he also held the additional role of Director of Sales (Prefilled Syringes) for North America, where he led the prefilled syringe commercial organization responsible for sales, customer service and commercial development.
Ian Hanson, M.S. B.S.M.E (Director of Advanced Drug Delivery Systems) is one of the world’s foremost experts in subcutaneous infusion devices. At Medtronic Diabetes, he was the Senior Engineering Manager and Leader of Advanced Engineering and Systems Department. He also served on the Medtronic Diabetes R&D board for Quality Improvement Team and as the corporate representative expert on Medtronic insulin pump systems.

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Unilife Corporation ARBN 141 042 757

Masoud Samandi, Ph.D., (Senior Director, R&D) has 30 years of academic and industrial activities in research and development for biomedical applications. Before joining Unilife, Dr. Samandi was a Senior Staff Engineer at BD where he developed a number of products within the advanced drug delivery systems sector.
Board Appointments
During the year, Unilife also elected Marc Firestone to its Board as a Non-Executive Director. Mr. Firestone is the Executive Vice President and General Counsel for Kraft Foods, a Fortune 100 company and the largest food company in the United States with annual, worldwide sales of approximately $48 billion. Mr. Firestone is chair of the Unilife Nominating and Corporate Governance Committee and serves as a member of the Strategic Partnerships Committee.

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Unilife Corporation ARBN 141 042 757

Consolidated Statements of Financial Performance
(US$, in thousands, except per share data)

	Year Ended 30 June
	2011	2010
Revenues:
Industrialization fees	$1,350	$6,318
Licensing fees	2,527	2,566
Products sales and other	2,773	2,538

Total revenues	6,650	11,422
Cost of product sales	2,597	2,471

Gross profit	4,053	8,951

Operating expenses:
Research and development	9,631	10,934
Selling, general and administrative	31,571	26,257
Depreciation and amortization	4,009	2,314

Total operating expenses	45,211	39,505

Operating loss	(41,158)	(30,554)
Interest expense	511	125
Interest income	(399)	(1,066)
Other (income) expense, net	(588)	135

Net loss	$(40,682)	$(29,748)

Loss per share:
Basic and diluted loss per share	$(0.70)	$(0.64)

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Consolidated Statements of Financial Position
(US$, in thousands, except share data)

	30 June
	2011	2010
Assets
Current Assets:
Cash and cash equivalents	$17,910	$20,750
Restricted cash	2,400	—
Accounts receivable	13	1,556
Inventories	626	797
Prepaid expenses and other current assets	381	637

Total current assets	21,330	23,740
Property, plant and equipment, net	54,020	29,972
Goodwill	13,265	10,792
Intangible assets, net	42	40
Other assets	821	273

Total assets	$89,478	$64,817

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,405	$6,044
Accrued expenses	2,696	2,911
Current portion of long-term debt	2,274	1,648
Deferred revenue	2,706	2,188

Total current liabilities	10,081	12,791
Long-term debt, less current portion	20,413	1,093
Deferred revenue	5,412	6,563

Total liabilities	35,906	20,447

Contingencies
Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized as of 30 June 2011; none issued or outstanding as of 30 June 2011 and 2010	—	—
Common stock, $0.01 par value, 250,000,000 shares authorized as of 30 June 2011; 63,924,403 and 54,761,848 shares issued, and 63,905,053 and 54,761,848 shares outstanding as of 30 June 2011 and 2010, respectively	639	548
Additional paid-in-capital	169,590	122,397
Accumulated deficit	(120,332)	(79,650)
Accumulated other comprehensive income	3,775	1,075
Treasury stock at cost, 19,350 shares as of 30 June 2011	(100)	—

Total stockholders’ equity	53,572	44,370

Total liabilities and stockholders’ equity	$89,478	$64,817

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Consolidated Statements of Changes in Equity
(US$, in thousands except share data)

					Accumulated
			Additional-		Other
	Common Stock		Paid-In	Accumulated	Comprehensive	Treasury
	Shares	Amount	Capital	Deficit	Income	Stock	Total
Balance as of 1 July 2009	36,625,802	366	57,987	(49,902)	2,860	—	11,311
Comprehensive loss:
Net loss	—	—	—	(29,748)	—	—	(29,748)
Foreign currency translation	—	—	—	—	(1,785)	—	(1,785)

Comprehensive loss							(31,533)
Issuance of options and warrants to purchase common stock	—	—	3,463	—	—	—	3,463
Issuance of restricted stock	1,818,000	18	2,236	—	—	—	2,254
Issuance of common stock in connection with private placement and share purchase plan, net of issuance costs	10,544,961	106	47,011	—	—	—	47,117
Issuance of common stock upon exercise of stock options	1,606,419	17	2,332	—	—	—	2,349
Issuance of common stock to employees	833,333	8	4,331	—	—	—	4,339
Issuance of common stock to former shareholders of Unitract Syringe Pty Limited	3,333,333	33	5,037	—	—	—	5,070

Balance as of 30 June 2010	54,761,848	$548	$122,397	$(79,650)	$1,075	—	$44,370

Comprehensive loss:
Net loss	—	—	—	(40,682)	—	—	(40,682)
Foreign currency translation	—	—	—	—	2,700	—	2,700

Comprehensive loss							(37,982)
Issuance of options and warrants to purchase common stock	—	—	4,071	—	—	—	4,071
Issuance of restricted stock	420,000	4	6,442	—	—	—	6,446
Issuance of common stock in connection with private placement and share purchase plan, net of issuance costs	7,048,373	70	33,361	—	—	—	33,431
Issuance of common stock upon exercise of stock options	1,670,998	17	3,193	—	—	—	3,210
Issuance of common stock to employees	23,184	—	126	—	—	—	126
Purchase of treasury stock	—	—	—	—	—	(100)	(100)

Balance as of 30 June 2011	63,924,403	$639	$169,590	$(120,332)	$3,775	$(100)	$53,572

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Unilife Corporation ARBN 141 042 757

Consolidated Statements of Cash Flow
(US$, in thousands)

	Year Ended 30 June
	2011	2010
Cash flows from operating activities:
Net loss	$(40,682)	$(29,748)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,482	2,314
Loss on disposal of property, plant and equipment	527	—
Share-based compensation expense	9,022	10,056
Changes in assets and liabilities:
Accounts receivable	1,739	5,852
Inventories	176	302
Prepaid expenses and other current assets	266	(385)
Other assets	(552)	270
Accounts payable	(515)	863
Accrued expenses	543	656
Deferred revenue	(2,527)	(2,570)

Net cash used in operating activities	(28,521)	(12,390)
Cash flows from investing activities:
Purchases of property, plant and equipment	(30,037)	(17,562)
Purchases of certificates of deposit	—	(9,106)
Proceeds from the redemption of certificates of deposit	—	8,536

Net cash used in investing activities	(30,037)	(18,132)
Cash flows from financing activities:
Proceeds from the issuance of common stock, net of issuance costs	33,431	47,117
Proceeds from the exercise of options to purchase common stock	3,210	2,349
Proceeds from the issuance of long-term debt	20,190	—
Principal payments on long-term debt and capital lease agreements	(493)	(411)
Proceeds from the issuance of note payable	6,900	—
Principal payments on note payable	(6,900)	—
Purchase of treasury stock	(100)	—
(Increase) decrease in restricted cash	(2,400)	433

Net cash provided by financing activities	53,838	49,488
Foreign currency exchange on cash	1,880	(1,843)

Net (decrease) increase in cash and cash equivalents	(2,840)	17,123
Cash and cash equivalents at beginning of year	20,750	3,627

Cash and cash equivalents at end of year	$17,910	$20,750

Supplemental disclosure of cash flow information
Cash paid for interest	$514	$135

Supplemental disclosure of non-cash activities
Purchases of property, plant and equipment in accounts payable and accrued expenses	$1,143	$5,051

Purchases of property, plant and equipment pursuant to capital lease agreements	$249	$—

Issuance of common stock to former shareholders of Unitract Syringe Pty Limited	$—	$5,070

Purchases of property, plant and equipment through the issuance of warrants	$1,621	$—

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Notes to the Consolidated Financial Statements
1.	Basis of the Preparation of the Preliminary Final Report
The preliminary final report has been prepared in accordance with the ASX Listing rule 4.3A and the disclosure requirements of ASX Appendix 4E.
The preliminary final report has been prepared in accordance with accounting principles generally accepted in the United States of America.
References to the “Company” include Unilife Corporation and its consolidated subsidiaries.

Certain amounts in the consolidated statements of operations were reclassified from selling, general and administrative expenses to research and development expenses. Management has determined that activities performed by certain employees were more closely associated with research and development activities and has reclassified those items on the accompanying consolidated statements of operations. This reclassification did not affect the consolidated balance sheets or consolidated statements of cash flows. Additionally, the reclassification did not affect operating loss or net loss on the consolidated statements of operations.

2.	The Board of Directors does not recommend that a dividend relating to the year ended 30 June 2011 be paid. As such, there is no applicable record date.
3.	Property, Plant and Equipment
Property, plant and equipment consist of the following:

	30 June 2011	30 June 2010
	(US$, in thousands)
Building	$31,866	$—
Machinery and equipment	16,130	10,848
Computer software	2,457	528
Furniture and fixtures	323	737
Construction in progress	5,734	18,560
Land	2,036	2,036
Leasehold improvements	—	1,026

	58,546	33,735

Less: accumulated depreciation and amortization	(4,526)	(3,763)

Property, plant and equipment, net	$54,020	$29,972

Construction in progress as of 30 June 2011 consisted primarily of amounts incurred in connection with machinery and equipment. Construction in progress as of 30 June 2010 consisted primarily of amounts incurred in connection with the construction of the Company’s new manufacturing facility and machinery and equipment.

4.	Long-Term Debt
Long-term debt consists of the following:

	30 June 2011	30 June 2010
	(US$, in thousands)
Mortgage loans	$17,940	$—
Bank term loans	2,095	2,393
Commonwealth of Pennsylvania financing authority loan	2,227	—
Other	425	348

	22,687	2,741
Less: current portion of long-term debt	2,274	1,648

Total long-term debt	$20,413	$1,093

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Mortgage Loans

In October 2010, the Company entered into a loan agreement with Metro Bank (“Metro”), pursuant to which Metro agreed to provide the Company with two notes in the amounts of $14.25 million and $3.75 million. The proceeds received have been used to finance construction of the Company’s new corporate headquarters and manufacturing facility in York, Pennsylvania, including the repayment of a $6.9 million bridge construction loan.

The $14.25 million term note matures 20 years from completion of construction of the Company’s new corporate headquarters and manufacturing facility and the $3.75 million term note matures on 20 October, 2020. During construction, the Company paid only interest on both notes at the Prime Rate plus 1.50% per annum, with a floor of 4.50% per annum. For a period of five years subsequent to construction, the Company will pay principal and interest on both term notes, with interest at a fixed rate based on the 5 year Treasury-bill plus 300 basis points per annum, with a floor of 6.0% per annum. Commencing five years subsequent to construction through the maturity dates for each term note, the Company will pay principal and interest on both term notes, with interest at a rate to be negotiated by the parties, or if no rate is negotiated, based upon the Prime Rate plus 1.0% per annum, with a floor not to exceed 250 basis points over the Prime Rate.

The loan agreement contains certain customary covenants, including the maintenance of a Debt Service Reserve Account in the amount of $2.4 million, classified as restricted cash on the consolidated balance sheet, which will remain in place until the Company and Metro agree on the financial covenants. The Company may prepay the loan, but will incur a prepayment penalty of 2.0% during the first three years. The U.S. Department of Agriculture has guaranteed $10.0 million of the loan.

Bank Term Loans

Bank term loans consist of two term loans payable. The loans bear interest at a rate of prime (3.25% as of 30 June, 2011) plus 1.50%. (4.75% as of 30 June 2011) per annum and mature on dates ranging from August 2011 through August 2021. The borrowings under the bank term loans are collateralized by the Company’s accounts receivable, inventories and certain machinery and equipment.

Commonwealth of Pennsylvania Financing Authority Loan

In October 2009, the Company accepted a $5.45 million offer of assistance from the Commonwealth of Pennsylvania which included up to $2.25 million in financing for land and the construction of its new manufacturing facility. In December 2010, the Company received the $2.25 million loan which bears interest at a rate of 5.0% per annum, matures in January 2021 and is secured by a third mortgage on its new facility.

5.	Share-Based Compensation
The following is a summary of activity related to stock options held by employees and board members during the year ended 30 June 2011.

	Number of	Weighted Average
	Options	Exercise Price
Outstanding as of 1 July 2010	4,058,701	$3.70
Granted	1,493,517	5.57
Exercised	(573,031)	2.14
Cancelled	(279,976)	3.86

Outstanding as of 30 June 2011	4,699,211	$4.48

Exercisable as of 30 June 2011	1,554,169	$2.61

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The following is a summary of activity related to stock options and warrants held by non-employees during the year ended 30 June 2011.

	Number of
	Options and	Weighted Average
	Warrants	Exercise Price
Outstanding as of 1 July 2010	6,355,642	$7.15
Granted	2,868,934	9.28
Exercised	(1,097,967)	2.07

Outstanding as of 30 June 2011	8,126,609	$8.59

Exercisable as of 30 June 2011	7,126,609	$8.85

The following is a summary of activity related to restricted stock awards during the year ended 30 June 2011.

	Number of	Weighted Average
	Restricted Stock	Grant Date Fair
	Awards	Value
Unvested as of 1 July 2010	1,818,000	$6.40
Granted	470,000	5.24
Vested	(281,000)	6.07
Forfeited	(50,000)	5.46

Unvested as of 30 June 2011	1,957,000	$6.19

6.	Loss per Share

The Company’s net loss per share is as follows.

	Year Ended 30 June
	2011	2010
	(US$, in thousands, except
	share and per share data)
Numerator
Net loss	$(40,682)	$(29,748)
Denominator
Weighted average number of shares used to compute basic loss per share	57,891,024	46,837,066
Effect of dilutive options to purchase common stock	—	—

Weighted average number of shares used to compute diluted loss per share	57,891,024	46,837,066

Basic and diluted loss per share	$(0.70)	$(0.64)

7.	Net Tangible Assets per Security

	30 June 2011		30 June 2010
Net tangible assets per share	US$	0.63	US$	0.61
Net tangible assets per CDI	A$	0.10	A$	0.10
8.	Events Subsequent to the Balance Date

On 15 August 2011, the Company entered into a Master Lease Agreement with Varilease Finance, Inc. (“Varilease”). Under the Master Lease Agreement, Varilease will provide up to $10.0 million of lease financing for production equipment for the Unifill® ready-to-fill syringe. The Company has the option of selling and leasing back existing equipment or using the facility to lease additional equipment.

Under the terms of the Master Lease Agreement, the Company will lease the equipment from Varilease for a two-year base term, and the Company will pay rent in equal monthly installments of up to $0.4 million over the base term.

The Master Lease Agreement contains covenants and provisions for events of default customarily found in lease agreements. The Company may prepay the monthly rent payments without penalty. At the end of the lease term, the Company has the option to extend the lease, return the equipment or purchase the equipment, as defined in the agreement.

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9.	Compliance Statement
This report is based on the financial statements to which one of the following applies.

☐	The financial statements have been audited.	☐	The financial statements have been supplied to review.

☑	The financial statements are in the process of being audited or subject to review.	☐	The financial statements have not yet been audited or reviewed.

JIM BOSNJAK
Chairman

Date: 31 August 2011

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